Exhibit 99.1

          Imagistics International Reports First Quarter 2005 Results

     TRUMBULL, Conn.--(BUSINESS WIRE)--May 5, 2005--Imagistics International Inc. (NYSE: IGI)

     -- Copier/MFP revenue up 6%, copier/MFP rental revenue up 5%, facsimile revenue down 28%

     -- EPS of $0.13, after $0.14 of previously announced charges for restructuring and severance, and expensing stock options

     --   Continuing improvement in selling, service and administrative expenses

     --   Affirming annual guidance

     Imagistics International Inc. (NYSE: IGI) today announced diluted earnings per share of $0.13 and net income of $2.1 million for the first quarter of 2005, after previously announced charges of $1.8 million, or $0.06 per share, for restructuring, and $1.8 million, or $0.06 per share for severance, as well as $0.02 per share for the expensing of stock options. Of the $1.8 million of restructuring charges, $1.1 million is classified as cost of sales and $0.7 million is classified as selling, service and administrative expenses. After restating the first quarter of 2004 results for the retroactive adoption of expensing stock options, diluted earnings per share were $0.30 and net income was $5.2 million.
     Total revenue for the first quarter of 2005 decreased 10 percent to $142.1 million. Revenue is generated from three business lines: copier/MFP (multifunctional products), facsimile, and sales to PB Canada under a reseller agreement. For the quarter, copier/MFP revenue increased 6 percent to $103.8 million, facsimile revenue declined 28 percent to $36.2 million, and sales to PB Canada decreased 79 percent to $2.1 million compared with the prior year's first quarter. The large decline in facsimile revenue this quarter was exacerbated by a strong first quarter of 2004. As reported last year, a large sale of facsimile equipment occurred in the first quarter of 2004, and as a result, that quarter was the only one since the spin-off to show a sequential increase in facsimile revenue. Additionally, continuing the trend experienced throughout 2004, revenue from Pitney Bowes Canada ("PB Canada") was down sharply. Excluding sales to PB Canada, total revenue for the first quarter was $140.0 million, down 6 percent compared with the same period in the previous year.
     Marc C. Breslawsky, Imagistics Chairman and Chief Executive Officer, said, "Our focus continues to be on transforming Imagistics into a copier/MFP business and creating a more customer focused, performance driven company. First quarter 2005 results were disappointing, as facsimile revenue declined faster than the 20 percent we originally expected. In the first quarter 2005 facsimile represented only 26 percent of our revenue portfolio. Although our copier/MFP revenue continued to grow in a market that has been generally soft, the revenue and margin impact of this growth clearly did not offset the impact of the decline we experienced in facsimile. Gross margins associated with facsimile are greater than copier/MFP by approximately 14 percentage points. As the decline in facsimile revenue continues and our product mix becomes more heavily skewed to copier/MFPs, there is a resulting impact on the company's overall gross margin. Gross margins for copier/MFP products and facsimile products are expected to remain at their respective current levels.
     "In the first quarter of 2005, the company took additional actions to reduce selling, service and administrative expenses, and I am pleased to report that those expenses were reduced by 6 percent in the first quarter of 2005 compared with the prior year, excluding the charges for restructuring and severance. We are affirming our previous annual guidance of $1.61-$1.66 per share for 2005."
     Imagistics President and Chief Operating Officer, Joseph Skrzypczak added, "As planned, this is the year that we expect to begin reducing selling, service and administrative expenses and complete the implementation of the ERP system. In addition to the 6 percent year-over-year decline in selling, service and administrative expenses in the first quarter of 2005 after adjusting for the restructuring and severance charges, we also reduced our accounts receivable balance by 6 percent sequentially. Beyond the expected expense reduction from completing the ERP implementation, we took the additional cost reduction actions announced last month, including closing the National Remanufacturing Center and reducing headcount by 100 employees across the organization. As previously announced, we expect further expense reductions this year.
     "We are on track with our new product introductions for 2005 and continue to be excited about the potential of our color products. While our installed base of color copier/MFPs is relatively small, in the first quarter of 2005 color enabled copier/MFP installs gained momentum, and were up over 200 percent year-over-year and increased more than 50 percent sequentially. In our 31 to 69 page-per-minute copier/MFP product line, over 20 percent of our placements were color units in the first quarter of 2005."

     First Quarter 2005 Results

     Revenues

     Copier/MFP revenue of $103.8 million rose 6 percent for the first quarter 2005, compared with the prior year. Copier/MFP sales increased 8 percent in the first quarter 2005 due to continued growth of our product offerings, including strong demand for color copier/MFP products. Rental revenue from the copier/MFP product line grew 5 percent in the first quarter, as a result of additional rental placements and growing page volumes. The growth in copier/MFP rentals in first quarter 2005 continued to be impacted by the expiration of certain contracts with the Federal government that were not renewed, as our current product offerings are manufactured in China and are not authorized under applicable U.S. government purchasing regulations. Copier/MFP support services revenue grew 2 percent.
     Facsimile revenue of $36.2 million was down 28 percent in the first quarter of 2005. Facsimile sales declined 29 percent, reflecting lower equipment and supply sales primarily due to the continuing industry-wide reduction in facsimile usage, and a large sale of facsimile equipment in the first quarter of 2004. Rental revenue from the facsimile product line declined 29 percent in the first quarter of 2005, reflecting the decline in the rental installed base due in part to the impact of rental to sale conversions and lower per unit pricing. Support services revenue from facsimile declined 6 percent in the first quarter of 2005.
     Sales to PB Canada declined 79 percent to $2.1 million in the first quarter. Sales to PB Canada are at low margins, so the decline in revenue had little impact on profitability. Excluding sales to PB Canada, consolidated revenues declined 6 percent.

     Gross Margins

     The sales gross margin was 41.9 percent, up 1.2 percentage points compared with the first quarter of 2004. Excluding $1.1 million of inventory obsolescence that is part of the restructuring charge, the sales gross margin was 43.5 percent, up 2.8 percentage points compared with the first quarter of 2004, due to a lower proportion of sales to PB Canada, which are at substantially lower gross margins than direct sales, lower inventory obsolescence charges, and capturing most of the benefit of lower product costs. These factors were partially offset by the continuing shift in product mix away from the higher margin facsimile product line toward the lower margin copier/MFP product line.
     The rental gross margin was 70.1 percent, down 0.9 percentage points compared with the first quarter last year. This slightly lower rental gross margin was primarily the result of the continuing shift in product revenue mix from facsimile to copier/MFP.

     Expenses

     Selling, service and administrative ("SS&A") expenses in the first quarter of 2005 were $80.8 million, down 3.3 percent compared with the first quarter of 2004. Excluding the $2.5 million of previously announced charges, consisting of restructuring charges of $0.7 million and severance charges of $1.8 million,SS&A expenses were down $5.3 million or 6 percent compared to the first quarter of 2004. Interest expense increased by $0.2 million in the first quarter 2005 compared to the prior year, due to a higher level of debt and higher interest rates.
     As the company previously announced, it expects to take an additional severance charge of approximately $0.6 million in the second quarter of 2005.
     Timothy Coyne, Chief Financial Officer, stated, "In the first quarter of 2005, we generated cash from operations of $6.0 million, compared to a use of cash of $4.4 million in the same period last year, as restated. Traditionally, cash from operations is low in the first quarter as cash is used to pay incentives and other items accrued in the previous year. In the first quarter 2005 we repurchased 143,364 shares, which represents an increase of 47 percent compared with the number of shares repurchased in the fourth quarter of 2004. While debt increased by $8.8 million in the first quarter of 2005, we still maintained debt as a percentage of total capital at a conservative 22 percent.
     "ERP-related costs are winding down. In the first quarter of 2005, total direct ERP-related expenditures were $2.2 million, and declined 52 percent compared with the first quarter last year and were down 38 percent sequentially."

     Expensing Stock Options

     The company adopted SFAS 123R early and began expensing employee stock options effective January 1, 2005. The expensing of stock options reduced diluted earnings per share by approximately $0.02 in the first quarter 2005, compared with approximately $0.04 in the first quarter of 2004. For the full year 2005, the expensing of stock options is expected to reduce diluted earnings per share by $0.08- $0.10. For the full year 2004, the expensing of stock options reduces diluted earnings per share to $1.35, down $0.13, from the previously reported $1.48 per share. Prior periods have been restated to include the effect of expensing stock options. Historical quarterly restated financial statements are posted on our investor website, www.IGIinvestor.com.

     Outlook

     The company affirms its 2005 guidance of $1.61-$1.66 per share, which represents an increase of 19-23 percent over the restated $1.35 per share earned in 2004. That guidance, as recently announced, is after expensing stock options and charges for restructuring and severance. Earnings are expected to be weighted to the latter part of 2005, reflecting the timing of the impact of cost reduction actions offsetting the greater than anticipated decline in facsimile revenue.
     The company expects the copier/MFP revenue growth rate for the balance of 2005 to remain in the mid single digit percent range, similar to that experienced in the first quarter of 2005. Facsimile revenue is estimated to decline at an annual rate in the mid-to-high twenty percent range for the remainder of 2005. SS&A expenses, exclusive of acquisitions, are estimated to further decline, reflecting cost reduction actions already implemented and identified.

     Conference Call

     Imagistics International will hold a conference call with Marc Breslawsky, Chairman and Chief Executive Officer, Joseph Skrzypczak, President and Chief Operating Officer, and Timothy Coyne, Chief Financial Officer, on Thursday, May 5, 2005 at 11:00 a.m. (Eastern Time) to discuss results. The conference will be available by audio webcast at our investor website, www.IGIinvestor.com, where it will also be archived.

     About Imagistics International Inc.

     Imagistics International Inc. (NYSE:IGI) is a direct sales, service and marketing organization offering document imaging solutions, including high performance, leading edge copier/MFPs and facsimile machines to Fortune 1000 companies and other organizations. Its direct sales and service network is located throughout the United States and the United Kingdom, and in parts of Canada. Imagistics International is a member of the S&P SmallCap 600 Index and the Russell 2000 Index(R) and is headquartered in Trumbull, Connecticut. For additional information about Imagistics International, please visit www.imagistics.com and www.IGIinvestor.com.

     The statements contained in this news release that are not purely historical are forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that are based on management's beliefs, certain assumptions and current expectations. These statements may be identified by their use of forward-looking terminology such as the words "expects," "projects," "anticipates," "intends" and other similar words. Such forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected. These risks and uncertainties include, but are not limited to, general economic, business and market conditions, competitive pricing pressures, timely development and acceptance of new products, our reliance on third party suppliers, potential disruptions in implementing information technology systems, including the recent ERP implementation, potential disruptions affecting the international shipment of goods, our ability to create brand recognition and currency and interest rate fluctuations. For a more complete discussion of certain of the risks and uncertainties that could cause actual results to differ from those contained in the forward-looking statements, see "Risk Factors" in the Imagistics 2004 Form 10-K and other SEC filings. The forward-looking statements contained in this news release are made as of the date hereof, and we do not undertake any obligation to update any forward-looking statements, whether as a result of future events, new information or otherwise.


Imagistics International Inc.

Consolidated Statements of Income
(Unaudited)
                                                Three months ended
                                                     March 31,
                                             -------------------------
(in millions, except per share amounts)        2005     2004    B/(W)
----------------------------------------------------------------------

Revenue
 Sales                                       $  72.9  $  82.5    (12%)
 Rentals                                        47.6     54.4    (13%)
 Support services                               21.6     21.4      2%
----------------------------------------------------------------------
Total revenue                                  142.1    158.3    (10%)

Costs and expenses
 Cost of sales                                  42.3     48.9     14%
 Cost of rentals                                14.2     15.8     10%
 Selling, service and administrative expenses   80.8     83.6      3%
----------------------------------------------------------------------
Operating income                                 4.8     10.0    (52%)

 Interest expense, net                           1.1      0.9    (21%)
----------------------------------------------------------------------
Income before income taxes                       3.7      9.1    (60%)

 Provision for income taxes                      1.6      3.9     61%
----------------------------------------------------------------------
Net income                                   $   2.1  $   5.2    (59%)
======================================================================


Calculation of earnings per share

Income available to common shareholders      $   2.1  $   5.2    (59%)

Basic average shares outstanding              16.134   16.386      2%
Diluted average shares outstanding            16.547   17.112      3%
----------------------------------------------------------------------

Basic earnings per share                     $  0.13  $  0.31    (58%)
Diluted earnings per share                   $  0.13  $  0.30    (57%)
======================================================================

The Company adopted SFAS No. 123R, "Share-Based Payment," as of
January 1, 2005. Accordingly, certain previously reported amounts have been restated to conform to the current year presentation.





Imagistics International Inc.

Condensed Consolidated Balance Sheets
(Unaudited)
                                   March 31,   December 31,  March 31,
(in millions)                          2005         2004         2004
----------------------------------------------------------------------

Cash                            $      13.4  $      12.8  $      12.5
Accounts receivable, net               99.7        105.7        119.8
Accrued billings                       30.8         29.0         22.2
Inventories                            89.0         94.7         83.6
Other current assets                   28.9         31.4         32.5
----------------------------------------------------------------------
Total current assets                  261.8        273.6        270.6

Property, plant and equipment,
 net                                   59.5         60.3         53.5
Rental assets, net                     60.1         62.8         63.2
Other assets                           70.3         70.8         63.2
----------------------------------------------------------------------

Total assets                    $     451.7  $     467.5  $     450.5
======================================================================


Current portion of long-term
 debt                           $       0.5  $       0.5  $       0.5
Accounts payable and accrued
 liabilities                           57.3         80.3         67.1
Advance billings                       14.3         14.8         15.2
----------------------------------------------------------------------
Total current liabilities              72.1         95.6         82.8

Long-term debt                         79.2         70.4         77.8
Other liabilities                      17.6         18.2         15.4
----------------------------------------------------------------------
Total liabilities                     168.9        184.2        176.0

Stockholders' equity                  282.8        283.3        274.5
----------------------------------------------------------------------

Total liabilities and
 stockholders' equity           $     451.7  $     467.5  $     450.5
======================================================================

Shares outstanding (in
 thousands)                          16,316       16,305       16,694
                                ============ ============ ============

Memo:  Total debt               $      79.7  $      70.9  $      78.3
                                ============ ============ ============


The Company adopted SFAS No. 123R, "Share-Based Payment," as of
January 1, 2005. Accordingly, certain previously reported amounts have been restated to conform to the current year presentation.





Imagistics International Inc.

Condensed Consolidated Statements of Cash Flows
(Unaudited)
                                                    Three months ended
                                                        March 31,
                                                    -----------------
(in millions)                                           2005     2004
----------------------------------------------------------------------

Cash flows from operating activities:
Net income                                          $    2.1  $   5.2
Adjustments to reconcile net income to net cash
 provided by (used in) operating activities:
 Depreciation and amortization                          15.3     17.1
 Provision for bad debt                                  2.0      2.4
 Reserve for inventory obsolescence                      1.4      1.4
 Stock-based compensation expense                        0.5      1.0
 Excess tax benefits from stock-based compensation      (0.5)    (0.5)
 Deferred taxes on income                                3.0     (3.0)
 Non-cash restructuring impairment charges               0.5        -
 Change in assets and liabilities, net of
  acquisitions:
  Accounts receivable                                    4.0    (13.7)
  Accrued billings                                      (1.8)    (1.3)
  Inventories                                            5.6      1.5
  Other currents assets and prepayments                  0.6     (1.0)
  Accounts payable and accrued liabilities             (23.8)   (13.1)
  Advance billings                                      (0.6)    (1.3)
 Other, net                                             (2.3)     0.9
----------------------------------------------------------------------
Net cash provided by (used in) operating activities      6.0     (4.4)
----------------------------------------------------------------------

Cash flows from investing activities:
 Expenditures for rental equipment assets               (9.4)    (9.8)
 Expenditures for property, plant and equipment         (2.1)    (2.8)
 Acquisitions, net of cash acquired                        -     (3.8)
----------------------------------------------------------------------
Net cash used in investing activities                  (11.5)   (16.4)
----------------------------------------------------------------------

Cash flows from financing activities:
 Purchases of treasury stock                            (4.7)    (6.3)
 Net (repayments) borrowings under Term Loan
  and Revolving Credit Facility                          8.9     14.9
 Exercises of stock options, including purchases
  under employee stock purchase plan                     1.6      1.1
 Excess tax benefits from stock-based compensation       0.5      0.5
----------------------------------------------------------------------
Net cash provided by financing activities                6.3     10.2
----------------------------------------------------------------------

Effect of exchange rates on cash                        (0.2)     0.2

Increase (decrease) in cash                              0.6    (10.4)

Cash at beginning of period                             12.8     22.9
----------------------------------------------------------------------

Cash at end of period                               $   13.4  $  12.5
======================================================================

The Company adopted SFAS No. 123R, "Share-Based Payment," as of
January 1, 2005. Accordingly, certain previously reported amounts have been restated to conform to the current year presentation and certain previously reported amounts have been reclassified to conform to the current year presentation.





Imagistics International Inc.

Supplemental Data Schedules

Revenue
(Unaudited)
                                           Three months ended
                                                March 31,
                                   -----------------------------------
(in millions)                            2005              2004
----------------------------------------------------------------------
                                             Growth            Growth
                                   Revenue    Rate   Revenue    Rate
                                   -----------------------------------
Sales
 Copier/MFP products               $  56.3       8%  $  52.1       16%
 Facsimile products                   14.5     (29%)    20.3      (6%)
 Pitney Bowes of Canada                2.1     (79%)    10.1       59%
----------------------------------------------------------------------
 Total sales                          72.9     (12%)    82.5       13%

Rentals
 Copier/MFP products                  27.6       5%     26.1        6%
 Facsimile products                   20.0     (29%)    28.3     (13%)
----------------------------------------------------------------------
 Total rentals                        47.6     (13%)    54.4      (5%)

Support services
 Copier/MFP products                  19.9       2%     19.6        6%
 Facsimile products                    1.7      (6%)     1.8     (22%)
----------------------------------------------------------------------
 Total support services               21.6       2%     21.4        3%

----------------------------------------------------------------------
Total revenue                      $ 142.1     (10%) $ 158.3        5%
======================================================================

Revenue
 Copier/MFP products               $ 103.8       6%  $  97.8       11%
 Facsimile products                   36.2     (28%)    50.4     (11%)
----------------------------------------------------------------------
 Revenue excluding
 Pitney Bowes of Canada              140.0      (6%)   148.2        3%
 Pitney Bowes of Canada                2.1     (79%)    10.1       59%

----------------------------------------------------------------------
Total revenue                      $ 142.1     (10%) $ 158.3        5%
======================================================================

Although revenue, excluding sales to Pitney Bowes of Canada, represents a non-GAAP financial measure, management considers this to be meaningful to investors as sales to Pitney Bowes of Canada under a reseller agreement are at margins significantly below the margins on sales to our direct customers. We expect to maintain a reseller agreement with Pitney Bowes of Canada, however, we are unable to predict the future level of sales to Pitney Bowes of Canada. We also believe it is useful to analyze revenue excluding sales to Pitney Bowes of Canada in order to better evaluate the effectiveness of our direct sales and marketing initiatives and our pricing policies.





Imagistics International Inc.

Supplemental Data Schedules

EBITDA
(Unaudited)
                                                 Three months ended
                                                      March 31,
                                               -----------------------
(in millions)                                    2005    2004   B/(W)
----------------------------------------------------------------------
EBITDA
 Net income                                    $  2.1  $  5.2    (59%)
 Interest expense, net                            1.1     0.9    (21%)
 Provision for income taxes                       1.6     3.9     61%
----------------------------------------------------------------------
 EBIT                                             4.8    10.0    (52%)
 Depreciation and amortization                   15.3    17.1     11%
----------------------------------------------------------------------
EBITDA                                         $ 20.1  $ 27.1    (26%)
======================================================================

The Company adopted SFAS No. 123R, "Share-Based Payment," as of
January 1, 2005. Accordingly, certain previously reported amounts have been restated to conform to the current year presentation.




Free Cash Flow
(Unaudited)
                                                 Three months ended
                                                      March 31,
                                               -----------------------
(in millions)                                    2005    2004   B/(W)
----------------------------------------------------------------------
Free cash flow
 Net cash provided by (used in) operating
  activities                                   $  6.0  $ (4.4)     *
 Expenditures for rental equipment assets         9.4     9.8       4%
 Expenditures for property, plant and equipment   2.1     2.8      25%
 Effect of exchange rates on cash                (0.2)    0.2      *
----------------------------------------------------------------------
Free cash flow                                 $ (5.7) $(16.8)   (66%)
======================================================================

*Not meaningful

The Company adopted SFAS No. 123R, "Share-Based Payment," as of
January 1, 2005. Accordingly, certain previously reported amounts have been restated to conform to the current year presentation. Certain previously reported amounts have been reclassified to conform to the current year presentation.


     Although EBITDA and free cash flow represent non-GAAP financial measures, management believes these measures are meaningful to investors in evaluating our ability to meet our future debt requirements and to fund capital expenditures and working capital requirements.


     CONTACT: Imagistics International Inc.
              Jim Magrone, 203-365-2361
              jmagrone@imagistics.com